Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock of Odyssey Therapeutics, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 15th day of May, 2026.

JEITO II S.L.P.

By:	/s/ Rafaele Tordjman
Rafaele Tordjman, CEO of Jeito Capital SAS acting as management company of Jeito II S.L.P.

JEITO Capital SAS

By:	/s/ Rafaele Tordjman
Rafaele Tordjman, CEO

Rafaele Tordjman

By:	/s/ Rafaele Tordjman

Sabine Dandiguian

By:	/s/ Sabine Dandiguian